UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K
ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the Annual Period Ended December 31, 2023

NORHART INVEST LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-12163

Minnesota	92-1969059
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1081 4th St SW, Suite 400 Forest Lake, MN	55025
(Address of principal executive offices)	(Zip Code)

(651) 689-4830
Registrant’s telephone number, including area code

PROMISSORY NOTES
(Title of Each Class of Securities Issued Pursuant to Regulation A)

NORHART INVEST LLC
FORM 1-K
Fiscal Year Ended 2023
April 30, 2024

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report of Norhart Invest LLC, a Minnesota limited liability company (the “Company”), contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our Amended and Restated Offering Circular on Form 1-A POS dated November 24, 2023 and qualified on November 29, 2023 (the “Offering Circular”) under the caption “RISK FACTORS” and which are incorporated herein by reference to the Offering Circular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Annual Report and in the Offering Circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this Annual Report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

ITEM 1. BUSINESS

We incorporate by reference the section titled “About Norhart” in the Offering Circular. Please see this filing on EDGAR.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this Annual Report. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of the Offering Circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

The Company maintains and operates an online investment platform (the “Norhart Invest Platform” or the “Platform”) available through the Company’s website (www.norhart.com/invest) for use by Norhart to build and manage real estate. We expect to invest proceeds from the sale of Promissory Notes in this offering primarily into real estate and real estate related investments offered by Norhart, including, but not limited to, investments to finance the development, construction, and management of real estate and related projects. Prior to investment in such investments, the Company may invest offering proceeds in other, lower-risk investments, such as government bonds. Offering proceeds may also be used for general working capital of the Company, including for payment of the costs of this offering. The Company retains final discretion over the use of the proceeds. Repayment of the Promissory Notes is not dependent upon any particular underlying investment by the Company and will be general obligations of the Company.

We incorporate by reference the section titled “Company Overview” in the Offering Circular. Please see this filing on EDGAR.

Operating Results

Summary Financial Information

The statement of operations data for Norhart Invest LLC set forth below with respect to the period from January 26, 2023 (inception) through December 31, 2023, is derived from, and is qualified by reference to, the financial statements included with this Annual Report at Item 7 and should be read in conjunction with those financial statements and the notes thereto.

For the Period from January 26, 2023 (Inception) Through December 31, 2023
Income:
Investment Income	$15,545
Total Income	15,545

Operating expenses:
General and administrative	$226,247
Legal and Professional Fees	$342,720
Payroll	$493,306
Marketing	$309,320
Total operating expenses	$1,371,593

Loss from operations	$(1,356,048)

Interest Expense	$4,576

Net loss	$(1,360,624)

The Company’s audited financial statements for the period from January 26, 2023 (inception) through December 31, 2023 include a going concern note from its auditors as a result of the Company’s limited revenue during the period covered by the financial statements, the fact that the Company generated a net loss during the period covered by the financial statements, and the Company’s issuance, at least in part, of certain Promissory Notes with maturity dates within one year of issuance.

As of December 31, 2023, the Company had issued 151 Promissory Notes payable with varying terms and interest rates. The interest rates on these notes range from 7.6% to 10.0%.

The Company used proceeds from sales of Promissory Notes to purchase one hundred percent (100%) of the preferred units of membership interest (the “Preferred Units”) in Gateway Green Townhomes LLC, a Minnesota limited liability company (“Gateway Green Townhomes”). We incorporate by reference the information regarding the Company’s purchase of the Preferred Units, contained in our Current Report on Form 1-U dated December 14, 2023 (the “Current Report”). Please see this filing on EDGAR.

The Company generated a net loss of $1,360,624 during the period from January 26, 2023 (inception) through December 31, 2023.

In light of these matters, the Company’s ability to continue as a going concern is dependent upon the Company’s ability to increase operations and achieve a level of profitability. Since inception, the Company has financed its operations through capital contributions from the Company’s owners and sales of Promissory Notes. The Company intends to continue financing its future activities and working capital needs largely through sales of Promissory Notes to investors and, potentially, through other private financing arrangements until such time as funds provided by operations are sufficient to fund the Company’s working capital requirements. The failure to obtain sufficient debt and/or equity financing and to achieve profitable operations and positive cash flows from operations could adversely affect the Company’s ability to achieve its business plans and continue as a going concern.

Liquidity and Capital Resources

The financial statements included in this Annual Report have been prepared assuming that the Company will continue as a going concern.

Since the Company’s inception, we have been raising capital primarily through the issuance of Promissory Notes and we intend to continue raising capital through issuing additional Promissory Notes. The Company is dependent upon raising additional capital to fund our current operating and investment plans for the foreseeable future. Failure to obtain sufficient financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

Our net cash flow from operating activities for the fiscal year ended December 31, 2023 was negative at ($1,304,054).

We received net cash from financing activities for the fiscal year ended December 31, 2023 of $1,902,645. The net cash received from financing activities during the fiscal year ended December 31, 2023 was derived primarily from (i) $813,076 in proceeds from the issuance of the Promissory Notes to investors through the Platform and (ii) $1,089,569 in contributions by the Company’s members.

Trends and Key Factors Affecting Our Performance

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the Company’s assets, our ability to acquire, develop, operate and manage real estate assets and the success of our current and future offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

●	Increases in interest rates may have a negative effect on results of operations of our real estate assets; and

●	The continuing increase in prices in the United States real estate market may result in difficulties in sourcing properties in which to invest the proceeds of our offering.

ITEM 3. DIRECTORS AND OFFICERS

We incorporate by reference the section titled “Management” in the Offering Circular. Please see this filing on EDGAR.

Compensation of the Norhart, Inc. executive officers (who will, in turn, be providing services to Norhart Invest LLC in their respective capacities as officers of Norhart, Inc.) for the fiscal year ended December 31, 2023, are as follows:

Summary Compensation Table

Name and principal position	Year	Cash Compensation ($)	Other Compensation ($)	Total ($)
Marie Dickover, CDO	2023	$237,199.82		$237,199.82
Justin Bartak, CTO	2023	$207,199.98		$207,199.98
Michael Kaeding, CEO	2023	$155,796.94		$155,796.94
Stacy Eckholm, COO	2023	$202,307.74		$202,307.74
Tim Libertini, CFO	2023	$167,499.93		$167,499.93

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

We incorporate by reference the section titled “Security Ownership of Management and Certain Securityholders” in the Offering Circular. Please see this filing on EDGAR.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Michael S. and Alyssa C. Kaeding are the sole members of the Company, and also own all of the membership interests in Norhart Properties LLC, a Minnesota limited liability company (“Norhart Properties”). Norhart Properties is an affiliate of the Company and the holder of one hundred percent (100%) of the common units of membership interest in Gateway Green Townhomes. Norhart Properties also serves as the sole initial manager of Gateway Green Townhomes. On December 8, 2023, the Company agreed to contribute $1,000,000 to Gateway Green Townhomes in exchange for the Preferred Units.

We incorporate by reference the information regarding the Company’s purchase of the Preferred Units and the rights, preferences, limitations and obligations of the Preferred Units contained in the Current Report. Please see this filing on EDGAR.

ITEM 6. OTHER INFORMATION

None.

ITEM 7. FINANCIAL STATEMENTS

Norhart Invest LLC

FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT AUDITOR

As of December 31, 2023 and for the period from January 26, 2023 (Inception) through December 31, 2023

Norhart Invest LLC

Report of Independent Auditor

To the Board of Directors
Norhart Invest LLC

Forest Lake, Minnesota

Opinion

We have audited the accompanying financial statements of Norhart Invest LLC (the “Company”), which comprise the balance sheet as of December 31, 2023, and the related statements of operations, changes in members’ equity, and cash flows for the period from January 26, 2023 (Inception) through December 31, 2023, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not earned any significant revenue since its inception which results in substantial doubt about the ability of the Company to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Cherry Bekaert LLP

Richmond, Virginia
April 30, 2024

Norhart Invest LLC

Balance Sheet

As of December 31,

(USD $ in Dollars)

2023

ASSETS
Current Assets:
Cash	$188,591
Total current assets	188,591

Investment in Gateway Green Townhomes, at cost	1,000,000
Accrued Investment Income	5,545
Total assets	$1,194,136

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$62,115
Related party payable	272,722
Notes payable, current portion	515,894
Total current liabilities	850,731

Notes payable, net of current portion	297,182
Total liabilities	$1,147,913

MEMBERS’ EQUITY

Members’ contributions	1,406,847
Accumulated deficit	(1,360,624)

Total members’ equity	46,223

Total liabilities and members’ equity	$1,194,136

See accompanying notes to financial statements.

Norhart Invest LLC

Statement of Operations

Period from January 26, 2023 (Inception) through December 31, 2023
(USD $ in Dollars)

Income
Investment income	$15,545
Total Income	15,545

Operating expenses
General and administrative	226,247
Legal and professional fees	342,720
Payroll	493,306
Marketing	309,320
Total operating expenses	1,371,593

Loss from operations	(1,356,048)

Interest expense	4,576

Net loss	$(1,360,624)

See accompanying notes to financial statements.

Norhart Invest LLC

Statement of Changes in Members’ Equity

Period from January 26, 2023 (Inception) through December 31, 2023

(USD $ in Dollars)	Members’ Contribution	Accumulated Deficit	Members’ Equity

Balance – January 26, 2023	$-	$-	$-

Member contributions	1,406,847	-	1,406,847
Net loss	-	(1,360,624)	(1,360,624)
Balance—December 31, 2023	$1,406,847	$(1,360,624)	$46,223

See accompanying notes to financial statements.

Norhart Invest LLC

Statement of Cash Flows

Period from January 26, 2023 (Inception) through December 31, 2023
(USD $ in Dollars)

CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(1,360,624)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in operating assets and liabilities:
Accrued investment income	(5,545)
Accounts payable	62,115
Net cash used in operating activities	(1,304,054)
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of investment	(410,000)
Net cash used in investing activities	(410,000)
CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from notes payable	813,076
Contributions from members	1,089,569
Net cash provided by financing activities	1,902,645

Change in cash	188,591
Cash—beginning of year	-
Cash—end of year	$188,591

OTHER NONCASH INVESTING AND FINANCING ACTIVITIES
Increase in related party payable related to investment	272,722
Investment acquired through noncash equity contributions	317,278

See accompanying notes to financial statements.

Norhart Invest LLC

Notes to the Financial Statements

December 31, 2023

NOTE 1:	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Description of Business

Norhart Invest LLC (“Norhart Invest” or the “Company”) is a Minnesota limited liability company that raises capital to make investments into certain real estate and real estate related investments. Norhart Invest raises capital by issuing Promissory Notes (also referred to herein as “notes payable”). The maximum targeted raise in any 12-month period is $75,000,000.00 aggregate original principal amount of Promissory Notes. The Promissory Notes are issued at par in $0.01 increments, with a minimum original principal balance of $2,500.00 per Promissory Note. Each Promissory Note bears an annual interest rate based upon the term to maturity of the Promissory Note, with maturities ranging from 6 months to 60 months and interest rates ranging from 7.60% to 10.0%, as such interest rates may be modified from time to time. The capital raised from Promissory Note issuances will primarily be used to fund the acquisition of investments offered by Norhart, including, but not limited to, equity and preferred equity investments in the development, construction and management of real estate and related projects. Norhart Invest’s goal is to continually expand and replenish the portfolio of investments owned by the Company. For purposes hereof, “Norhart” refers to the larger affiliated organization that includes Norhart Inc., a Minnesota corporation, Norhart Properties LLC, a Minnesota limited liability company, and their subsidiaries and related companies, each of which is affiliated with the Company.

The Promissory Note will be secured by the assets of the Company, which consist primarily of the portfolio of investments offered by Norhart. Investments offered by Norhart are expected to primarily include, but are not limited to, preferred equity investments in multifamily real estate new construction. Other investments made by Norhart Invest will include investments such as government bonds, which Norhart Invest believes to be lower-risk relative to its real estate and real estate related investments.

Norhart Inc. designs, builds, and manages real estate. Norhart Inc is vertically integrated and owns most of the components of production, from the manufacturing of wall panels and precast beams to the plumbing and electrical trades to management team leasing properties to the end customer. Norhart Inc. is expected to be engaged for the construction, design, and management of the multifamily real estate construction and other development assets in which the Company expects to invest.

b)	Basis of Presentation and Liquidity

The Company maintains its accounting records and prepares its financial statements on an accrual basis, which is in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since the early stages have consisted primarily of organizing the Company and from June 2023 onwards, the Company began to raise capital through the issuance of Promissory Notes. The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has earned minimal revenue since its inception. The ultimate success of the Company is dependent on management’s ability to source investments at levels sufficient to generate operating revenues in excess of expenses.

b)	Basis of Presentation and Liquidity (continued)

Management evaluated the condition of the Company and has determined that until such revenue levels can be achieved, management will need to secure additional capital to continue growing working capital and fund further development and operations. In addition, as of December 31, 2023, the Company has notes payable amounts totaling $152,500 that are scheduled to mature within twelve months of the date that these financial statements are available to be issued. There is substantial doubt that the Company will continue as a going concern for at least one year following the date these financial statements were issued without additional financing.

Management intends to fund operations by capital obtained from the members or from Norhart. Further, management intends to repay the notes payable amounts through new financing arrangements. However, there are no assurances that the Company can be successful in obtaining the additional capital or such financing will be on terms favorable or acceptable to the Company or Norhart.

The financial statements do not include any adjustments that might result from the outcome of the uncertainties described in the financial statements. In addition, the financial statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

c)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material.

d)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

e)	Investments

During the period ended December 31, 2023, the Company acquired an aggregate preferred equity investment of $1,000,000 in Gateway Green Townhomes LLC, a Minnesota limited liability company related to the Company through common ownership (“Gateway Green Townhomes”). Of the aggregate $1,000,000 investment amount, the Company has contributed or is deemed to have contributed $727,278, with the additional $272,722 payable to Gateway Green Townhomes on demand. The investment is accounted for at cost and evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the investment is below its cost.

f)	Members’ Equity

During the period ended December 31, 2023, the Company received contributions from its members in the form of payroll and other general and administrative services provided by affiliated entities to support its operations. The fair value of these contributions amounted to $1,009,913. The fair value of non-cash contributions was determined based on market values.

The Company’s policy is to disclose significant information regarding contributions from its members to enable users of the financial statements to understand the nature and extent of these transactions.

g)	Marketing and Advertising Costs

The Company charges costs of advertising to operations as incurred. The Company incurred marketing and advertising costs totaling $309,320 during the period ended December 31, 2023.

h)	Income Taxes

Under current United States (“U.S.”) income tax laws, the taxable income or loss of a limited liability company is reported in the income tax returns of the members. Accordingly, no provision for U.S. federal or state income taxes is reflected in the accompanying financial statements.

The Company applies the authoritative guidance for uncertainty in income taxes included in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

As of December 31, 2023, management has evaluated the Company’s income tax positions and has determined that no liability for unrecognized tax benefits needs to be recorded.

NOTE 2:	NOTES PAYABLE

As of December 31, 2023, the Company had issued 151 notes payable with varying terms and interest rates. The interest rates on these notes range from 7.6% to 10.0%. The maturity dates of these notes range from January 2024 to December 2028, with the shortest-term notes beginning in July 2023 and the longest-term notes in December 2023.

The current portion of notes payable, including accrued interest, amounted to $515,894 as of December 31, 2023. This amount represents the portion of the notes payable that is due within the next fiscal year.

The Company regularly assesses its liquidity position and refinances or repays notes payable as necessary to manage its debt obligations.

As of December 31, 2023 long-term debt matures as follows:

Year Ending	Notes Payable
2024	515,894
2025	115,348
2026	5,004
2027	-
2028	176,830
Thereafter	-
$813,076

In accordance with Section 2.b of all Promissory Notes issued by the Company, all payments of interest by the Company under each Promissory Note shall accrue during the term of the Promissory Note and shall be payable, at the election of the applicable investor, either (i) at the maturity date of the Promissory Note or (ii) monthly during the Promissory Note term. Where an investor elects to receive monthly interest payments during the Promissory Note term, any and all interest accruing during any month (or any portion of any month) during the term will be due and payable on the fifteenth (15th) day of the following month (unless the maturity date occurs prior to the fifteenth (15th) day of the following month, in which case all principal and accrued and unpaid interest will be due and payable on the maturity date). Payments will be made by transfer of funds by the Company to the investor’s Promissory Notes Account established on the Company’s website at https://www.norhart.com/invest or, when available, on the smartphone application anticipated to be owned and operated by the Company.

NOTE 3:	RELATED PARTIES

As of Year Ended December 31,
(USD $ in Dollars)	2023
Investment - Gateway Green Townhomes LLC	$1,000,000

As of Year Ended December 31,
(USD $ in Dollars)	2023
Related Party Payable - Gateway Green Townhomes LLC	$272,722

On December 8, 2023, the Company entered into an agreement with Gateway Green Townhomes to contribute to Gateway Green Townhomes $1,000,000.00, upon demand (the “Commitment”), in exchange for one hundred percent (100%) of the preferred units of membership interest in Gateway Green Townhomes (the “Preferred Units”). As of such date, the Company contributed $410,000 of cash and was deemed to have made an additional non-cash equity contribution of $317,278, resulting in an aggregate deemed contribution as of such date of $727,278, and a remaining $272,722 payable upon demand.

The terms of the Operating Agreement of Gateway Green Townhomes (the “Operating Agreement”) provide that the dollar amount of capital contributed from time to time by the Company, in its capacity as a holder of Preferred Units, to Gateway Green Townhomes, to the extent such capital has not been returned in accordance with the Operating Agreement, will accrue, from the time of contribution of such capital until the return of such capital, at a return rate equal to thirteen percent (13%) per annum, compounded annually (the “Preferred Return”). Of the aggregate Preferred Return, seven percent (7%) is designated as “Current Pay Preferred Return,” which is intended to be paid on a monthly basis and which must in any event be distributed in full before any distributions may be made to the Common Member. The remaining portion of the Preferred Return is expected to accrue and remain unpaid until the earlier of (i) the occurrence of a “capital event,” as determined by the Manager in its sole discretion, or (ii) April 20, 2030, which is designated under the Operating Agreement as the “Target Redemption Date” of the Preferred Units.

The related party payable represents the non-funded portion of the Commitment and is due to Gateway Green Townhomes upon demand. During the period, the Company earned a preferred return of $5,545 which has been included as accrued investment income on the accompanying balance sheet.

The Company and Gateway Green Townhomes have agreed upon the terms and conditions for the settlement of this payable. It is anticipated that the settlement will occur during the fiscal year 2024, through various means as outlined in the Operating Agreement, including cash payments, issuance of equity instruments, or other forms of consideration.

In relation to the capital contribution mentioned in note 3, the Company has assessed its relationship with Gateway Green Townhomes to determine whether Gateway Green Townhomes meets the criteria to be considered a Variable Interest Entity (VIE) as defined in ASC 810, Consolidation. Management has concluded that Gateway Green Townhomes does not meet the definition of a VIE.

NOTE 4:	SUBSEQUENT EVENTS

Management has evaluated subsequent events since the balance sheet date through April 30, 2024, the date the financial statements were available to be issued.

Notes Payable

As of April 30, 2024, the Company had issued new promissory notes to several different investors for a total of $1,184,301. These notes have a maturity of between 6 and 24 months, with an average interest rate of 8%. Apart from the events mentioned above, there have been no other events or transactions during this time which would have a material effect on these financial statements.

ITEM 8. EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description
2.1	Norhart Invest LLC Articles of Organization (incorporated by reference to Exhibit 2.1 of the Company’s Offering Circular on Form 1-A dated June 29, 2023 and qualified on June 30, 2023)
2.2	Norhart Invest LLC Operating Agreement (incorporated by reference to Exhibit 2.2 of the Company’s Offering Circular on Form 1-A dated June 29, 2023 and qualified on June 30, 2023)
3.1	Form of Promissory Note (incorporated by reference to Exhibit 3.1 of the Company’s Amended and Restated Offering Circular on Form 1-A POS dated November 24, 2023 and qualified on November 29, 2023)
4.1	Form of Promissory Note Purchase Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Amended and Restated Offering Circular on Form 1-A POS dated November 24, 2023 and qualified on November 29, 2023)
6.1	Operating Agreement of Gateway Green Townhomes LLC, dated as of December 8, 2023 (incorporated by reference to Exhibit 6.1 of the Company’s Current Report on Form 1-U dated December 14, 2023)
11.1*	Consent of Cherry Bekaert LLP

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the City of Minneapolis, Minnesota, on April 30, 2024.

NORHART INVEST LLC

By:	/s/ Michael S. Kaeding
Michael S. Kaeding, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Mr. Kaeding and Ms. Kaeding comprise all of the members of the Company’s Board of Directors.

Name and Signature	Title	Date

/s/ Michael S. Kaeding	Chief Executive Officer & Director	April 30, 2024
Michael S. Kaeding

/s/ Alyssa C. Kaeding	Director	April 30, 2024
Alyssa C. Kaeding

/s/ Timothy Libertini	Chief Financial & Accounting Officer	April 30, 2024
Timothy Libertini